Exhibit 5.1

John T. McKenna

T: +1 650 843 5059

jmckenna@cooley.com

June 16, 2021

NVIDIA Corporation

2788 San Tomas Expressway

Santa Clara, CA 95051

Ladies and Gentlemen:

We have acted as counsel to NVIDIA Corporation, a Delaware corporation, (the “Company”) in connection with the offering of an aggregate of $5.0 billion principal amount of the Company’s 0.309% Notes due 2023 (the “2023 Notes”), 0.584% Notes due 2024 (the “2024 Notes”), 1.550% Notes due 2028 (the “2028 Notes”) and 2.000% Notes due 2031 (together with the 2023 Notes, the 2024 Notes and the 2028 Notes the “Securities”) to be issued pursuant to an effective Registration Statement on Form S-3 (File No. 333-237390) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated June 14, 2021 filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the “Prospectus.” The Securities were issued pursuant to the Indenture, dated September 16, 2016, by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”) (the “Base Indenture”), as supplemented by an Officers’ Certificate, dated June 16, 2021, by and between the Company and the Trustee (the “Officers’ Certificate”, and, together with the Base Indenture, the “Indenture”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Indenture, the Securities, the Officers’ Certificate, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and, as to the Securities constituting binding obligations of the Company, the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

In rendering this opinion, we have assumed the genuineness of all signatures ; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents (except the due authorization, execution and delivery by the Company of the Indenture and the Securities).

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000    f: (650) 843-7400    cooley.com

NVIDIA Corporation

June 16, 2021

Page Two

With regard to our opinion below concerning the valid and legally binding nature of the Company’s obligations under the Securities:

(i)    Our opinion is subject to, and may be limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(iii    Our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by applicable law or public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)    We express no opinion as to any provision of the Securities or the Indenture that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Securities or the Indenture; (b) contains a waiver of an inconvenient forum; (c) relates to a right of setoff; (d) provides for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies; (e) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights; (f) restricts non-written modifications and waivers; (g) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (h) relates to exclusivity, election or accumulation of rights or remedies; (i) authorizes or validates conclusive or discretionary determinations; (j) provides that provisions of the Securities or Indenture are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable; (k) provides that a party’s waiver of any breach of any provision of the Securities or the Indenture is not to be construed as a waiver by such party of any prior breach of such provision or of any other provision of the Securities or the Indenture; (l) provides any party the right to accelerate obligations or exercise remedies without notice; (m) purports to permit the Trustee or any holder of the Securities to act as any party’s agent and attorney-in-fact; (n) specifies that the liability of any indemnitor shall not be affected by actions or failures to act on the part of the beneficiaries of the indemnity or by amendments or waivers of provisions of documents creating and governing the indemnified obligations if such actions, failures to act, amendments or waivers change the essential nature of the terms and conditions of the indemnified obligations so that, in effect, a new contract has arisen between the recipient of the indemnity and the primary obligor on whose behalf the indemnity was issued; or (o) provides for a right or remedy which may be held to be arbitrary or unconscionable, a penalty or otherwise in violation of public policy.

(iv)    We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or forum provided for in the Securities and the Indenture.

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000    f: (650) 843-7400    cooley.com

NVIDIA Corporation

June 16, 2021

Page Three

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Securities are binding obligations of the Company.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Very truly yours, COOLEY LLP

By:	/s/ John T. McKenna
John T. McKenna

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000    f: (650) 843-7400    cooley.com